EXHIBIT 710.112
EXHIBIT 10.112
CONSULTING AGREEMENT FOR PROFESSIONAL SERVICES
EFFECTIVE DATE: September 18, 2008
     This Consulting Agreement (the “Agreement”) is made by and between Sedona Corporation (the “Company”), a Pennsylvania corporation, and Scott Edelman, (“Consultant”).
1. Engagement of Services. The Company hereby engages the Consultant to perform the Services set forth on Exhibit A (the “Services”). Subject to the terms of this Agreement, Consultant will render the Services by the completion dates set forth therein.
2. Fees. The Company will pay Consultant the fee set forth on Exhibit A. Consultant will be reimbursed only for expenses which are expressly provided for on Exhibit A or which have been approved in advance in writing by the Company, provided Consultant has furnished such documentation for authorized expenses as the Company may reasonably request. Payment of Consultant’s fees and expenses will be in accordance with terms and conditions set forth on Exhibit A. Upon termination of this Agreement for any reason, Consultant will be paid fees for work which has been completed.
3. Ownership of Work Product. Consultant hereby assigns to the Company all right, title and interest in and to any work product created by Consultant, or to which Consultant contributes, pursuant to this Agreement (the “Work Product”), including all copyrights, trademarks and other intellectual property rights contained therein.
4. Artist’s and Moral Rights. If Consultant has any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product which cannot be assigned, Consultant agrees to waive enforcement worldwide of such rights against the Company. In the event that Consultant has any such rights, that cannot be assigned or waived, Consultant hereby grants to the Company an exclusive, worldwide, irrevocable, perpetual license to use, reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known of later developed.
5. Representations and Warranties. Consultant represents and warrants that: (a) Consultant has the right and unrestricted ability to assign the Work Product to the Company as set forth in Section 3 (including without limitation the right to assign any Work Product created by Consultant’s employees or contractors), and (b) the Work Product will not infringe upon any copyright, patent, trademark, right of publicity or privacy, or any other proprietary right of any person, whether contractual, statutory or common law. Consultant agrees to indemnify the Company from any and all damages, costs, claims, expenses or other liability (including reasonable attorneys’ fees) arising from or relating to the breach or alleged breach by Consultant of the representations and warranties set forth in this Section 5.
6. Independent Contractor Relationship. Consultant’s relationship with the Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Consultant will not be entitled to any of the benefits which the Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. [Consultant shall maintain his own workers compensation and liability insurance or provide a waiver that he does not require such insurance.] Consultant is not authorized to make any representation, contract or commitment on behalf of the Company unless specifically requested or authorized in writing to do so by an officer of the Company. Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of Consultant’s compensation will be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes. The Company will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law.
7. Confidential Information. Consultant agrees to hold the Company’s Confidential Information in strict confidence and not to disclose such Confidential Information to any third parties. “Confidential Information” as used in this Agreement shall mean all information disclosed by the Company to Consultant that is not generally known in the Company’s trade or industry and shall include, without limitation, (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of the Company or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; (d) existence of any business discussions, negotiations or agreements between the parties; and (e) any information regarding the skills and compensation of employees, contractors or other agents of the Company or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to the Company or Consultant in the course of the Company’s business. Consultant’s obligations set forth in this Section 7 shall not apply with respect to any portion of the Confidential Information that Consultant can document by competent proof that such portion: (a) was in the public domain at the time it was communicated to Consultant by the Company; (b) entered the public domain through no fault of Consultant, subsequent to the time it was communicated to Consultant by the Company; (c) was in Consultant’s possession free of any obligation of confidence at the time it was communicated to Consultant by the Company; (d) was rightfully communicated to Consultant free of any obligation of confidence subsequent to the time it was communicated to Consultant by the Company; (e) was developed by employees or agents of Consultant independently of and without reference to any information communicated to Consultant by the Company; or (f) was communicated by the Company to an unaffiliated third party free of any obligation of confidence. In addition, after written notice to the Company, Consultant may disclose the Company’s Confidential Information in response to a valid order by a court or other governmental body, as otherwise required by law. All Confidential Information furnished to Consultant by the Company is the sole and exclusive property of the Company or its suppliers or customers. Upon request by the Company, Consultant agrees to promptly deliver to the Company the original and any copies of such Confidential Information.
8. Company Policies. Consultant agrees to abide by the terms and conditions set forth in: (i) Sedona Policy Statement – Protection of Material Nonpublic and Other Confidential Information and Prevention of Insider Trading and Tipping Employee’s/Consultant’s Agreement, attached as Exhibit B hereto; (ii) Sedona Corporation Privacy and Security Policy, attached as Exhibit C hereto; (iii) Sedona Corporation Security and Privacy Principles and Practices, attached Exhibit D hereto; (iv) Sedona Corporation Information Privacy and Security Policy, attached as Exhibit E hereto; and (v) Sedona Corporation Code of Business Conduct and Ethics, attached as Exhibit F hereto.
9. No Conflict of Interest. During the term of this Agreement, Consultant will not accept work, enter into a contract, or accept an obligation from any third party, inconsistent or incompatible with Consultant’s obligations, or the scope of services rendered for the Company, under this Agreement. Consultant warrants that there is no other contract or duty on its part inconsistent with this Agreement. Consultant agrees to indemnify the Company from any and all loss or liability incurred by reason of the alleged breach by Consultant of any services agreement with any third party.
10. Term and Termination.
          10.1 Term. The initial term of this Agreement is for ninety (90) days from the Effective Date set forth above, unless earlier terminated as provided in this Agreement. Thereafter, this Agreement will automatically renew on its anniversary date, for successive thirty (30) day terms, unless the Company provides fifteen (15) days written notice prior to any such anniversary date that the Agreement shall not renew. The parties shall mutually agree on additional fees to be paid to the Consultant for any services performed after the initial term.
          10.2 Termination by the Company. The Company may terminate this Agreement with or without cause, at any time upon fifteen (15) days prior written notice to Consultant. The Company also may terminate this Agreement or any Services: (i) upon thirty (30) days written notice in the event of a material breach by Consultant of this Agreement, provided that, such breach remains uncured at the end of such thirty (30) day period; or (ii) immediately in its sole discretion upon Consultant’s material breach of Sections 7 (“Confidential Information”) or 11 (“Noninterference with Business”).
          10.3 Survival. The rights and obligations contained in Sections 3 (“Ownership of Work

Product”), 4 (“Artist’s and Moral Rights”), 5 (“Representations and Warranties”), 7 (“Confidential Information”) and 11 (“Noninterference with Business”) will survive any termination or expiration of this Agreement.
11. Noninterference with Business. During this Agreement, and for a period of one year immediately following its termination, Consultant agrees not to interfere with the business of the Company in any manner. By way of example and not of limitation, Consultant agrees not to solicit or induce any employee or independent contractor to terminate or breach an employment, contractual or other relationship with the Company.
12. Successors and Assigns. Consultant may not subcontract or otherwise delegate its obligations under this Agreement without the Company’s prior written consent. Subject to the foregoing, this Agreement will be for the benefit of the Company’s successors and assigns, and will be binding on Consultant’s assignees.
13. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.
14. Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of Pennsylvania, as such laws are applied to agreements entered into and to be performed entirely within Pennsylvania.
15. Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.
16. Waiver. The waiver by the Company of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant.
17. Injunctive Relief for Breach. Consultant’s obligations under this Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law; and, in the event of such breach, the Company will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).
18. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all services undertaken by Consultant for the Company. This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing.

     In Witness Whereof, the parties have executed this Agreement as of the date first written above.

“the Company”	“Consultant”

Sedona Corporation

By:	By:

Name:	Name:

Title:	Title:

Address :	Address:

Exhibit A
SERVICES # 100
UNDER CONSULTING AGREEMENT FOR PROFESSIONAL SERVICES
Dated: September 18, 2008
Project:
Consultant shall render such services as the Company may from time to time request in connection with day to day operational management of the Sedona Corporation, including, without limiting the generality of the foregoing:
Formulating and executing the Company’s business strategy
Providing senior level counsel as to the business and operations of the Company
Directing the day to day management of the Company affairs
Representing the Company in relationships and business dealings within the financial services industry and other markets pursued by the Company
Participating in and supporting the activities of the Board of Directors
And negotiating Consultant’s role as President and CEO of the Corporation.
Schedule of Work:
The work will commence on September 18, 2008, and shall be completed by December 18, 2008.
Fees and Reimbursement:
A.	Fee: $ 60,000.

B.	Reimbursement for the following, as approved in advance by the Company:
1.	Outside services at cost:

2.	Direct charges at cost:

3.	Travel and subsistence at cost:

4.	COBRA health insurance premiums, not to exceed $1,200 per month
Consultant shall invoice the Company on December 1, 2008 with payment due January 5, 2009, for services. Consultant shall submit expense reports periodically and shall provide such reasonable receipts or other documentation of expenses as the Company might request. Expenses will be reimbursed within 30 days of receipt by the Company

A-1

In Witness Whereof, the parties have executed this Services as of the date first written above.

“the Company”	“Consultant”

Sedona Corporation.

By:	By:

Name:	Name:

Title:	Title:

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